EXHIBIT 8.1

[WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

October 23, 2006
Citizens Banking Corporation
328 S. Saginaw Street
Flint, Michigan 48502
Ladies and Gentlemen:
          Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Citizens Banking Corporation, a Michigan corporation (“Citizens”), relating to the proposed merger of Republic Bancorp Inc., a Michigan corporation, with and into Citizens, with Citizens surviving the merger.
          We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes matters of United States federal income tax law, is accurate in all material respects.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Wachtell, Lipton, Roser & Katz